EXHIBIT 99.1

                            FOR IMMEDIATE RELEASE

                      HALLMARK FINANCIAL SERVICES, INC.
                FOURTH QUARTER AND YEAR 2003 EARNINGS RESULTS

 FORT WORTH, Texas, (March 30, 2004) - Hallmark Financial Services, Inc., ("The Company") today reported operating results for the fourth quarter and year ended December 31, 2003. Net loss for the quarter ended December 31, 2003 was $0.4 million or $0.01 per diluted share, as compared to a net loss of $0.4 million or $0.04 per diluted share for the same period in 2002. For the year ended December 31, 2003, the Company reported net income of $8.7 million, or $0.46 per diluted share, as compared to a net loss of $1.7 million, or $0.15 per diluted share, for the year ended December 31, 2002. Income before the extraordinary gain related to the Phoenix Indemnity Insurance Company ("Phoenix") acquisition in the first quarter of 2003 and the cumulative effect of a change in accounting principle recorded in 2002, for the year ended December 31, 2003 was $0.7 million, as compared to breakeven results for the same period in 2002.

 Total revenues were $16.4 million and $69.6 million for the fourth quarter and year ended December 31, 2003, respectively, as compared to $8.7 million and $25.8 million for the corresponding 2002 periods.

 The net loss reported for the fourth quarter 2003 includes an accrual for a settlement of a bad faith claim in Phoenix in the amount of $2.1 million before tax and after considering reinsurance.

 "The bad faith claim against Phoenix was a big disappointment in what would have otherwise been the most profitable quarter ever reported by Hallmark on an operating basis. We are, nonetheless, pleased to have the matter behind us. We are now focused intently on realizing the benefits in 2004 of the many positive improvements achieved this past year. We more than doubled the size of the Company in both revenue and surplus, added a new line of business, expanded into new states and strengthened our management team, all of which significantly enhance Hallmark's future prospects," stated Mark E. Schwarz, Chief Executive Officer.

 Hallmark Financial Services, Inc. engages primarily in sale of property and casualty insurance products. The Company's business involves marketing, underwriting and premium financing of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico, marketing commercial insurance primarily in Texas, New Mexico, Idaho, Oregon and Washington, third party claims administration, and other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF.EC".

 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

                   For further information, please contact:
           Mark E. Schwarz, Chief Executive Officer at 817.348.1600
                             www.hallmarkgrp.com
                             -------------------

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                      HALLMARK FINANCIAL SERVICES, INC.
                        AND CONSOLIDATED SUBSIDIARIES
                  (In thousands, except earnings per share)
                         Selected Operating Results


                                               Three Months Ended December 31
                                               ------------------------------
                                                     2003            2002
                                                  ----------      ----------

 Gross Premiums Written                          $     6,934     $    14,101

 Total Revenues                                  $    16,428     $     8,690

 Pretax Income (Loss)                            $      (870)    $      (587)
 Income Tax Expense                              $      (473)    $      (199)
 Income before Extraordinary Gain (Loss)         $      (397)    $      (388)
 Extraordinary Gain (Loss)                       $       (32)    $         -
 Net Income                                      $      (429)    $      (388)

 Basic Earnings Per Share                        $     (0.01)    $     (0.04)

 Diluted Earnings Per Share                      $     (0.01)    $     (0.04)




                                               Twelve Months Ended December 31
                                               -------------------------------
                                                     2003            2002
                                                  ----------      ----------

 Gross Premiums Written                          $    43,338     $    51,643

 Total Revenues                                  $    69,559     $    25,797

 Pretax Income                                   $       686     $        36
 Income Tax Expense                              $        25     $        13
 Income before Cumulative Effect of
   Change in Accounting Principle and
   Extraordinary Gain                            $       661     $        23
 Cumulative Effect of Change in Accounting
   Principle                                     $         -     $    (1,694)
 Extraordinary Gain                              $     8,084     $         -
 Net Income (Loss)                               $     8,745     $    (1,671)

 Basic Earnings (Loss) Per Share                 $      0.47     $     (0.15)

 Diluted Earnings (Loss) Per Share               $      0.46     $     (0.15)